EXHIBIT 21.1
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                                   CPAC, INC.
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                           SUBSIDIARIES OF REGISTRANT
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                                          STATE/COUNTRY OF             PERCENT
            COMPANY NAME                    INCORPORATION             OWNERSHIP
            ------------                    -------------             ---------

             PRS, Inc.                         New York                  100

Allied Diagnostic Imaging Resources, Inc.      Delaware                  100

      Trebla Chemical Company                  Delaware                  100

         CPAC Europe, N.V.                     Belgium                    98

        CPAC Italia, S.r.l.                     Italy                    100

   The Fuller Brush Company, Inc.              New York                  100